SECTION I

CODE OF ETHICS

FOR

JENNISON ASSOCIATES LLC

This Code of Ethics (“Code”), as well as Section II, III and IV that follow, sets forth rules, regulations and standards of professional conduct for the employees of Jennison Associates LLC
(hereinafter referred to as “Jennison or the Company”). Jennison expects that all employees will adhere to this code without exception.

The Code incorporates aspects of ethics policies of Prudential Financial Inc. (“Prudential”), as well as additional policies specific to Jennison Associates LLC. Although not part of this Code, all
Jennison employees are also subject to Prudential’s “Making the Right Choices” and “Statement of
Policy Restricting Communication and the Use of Issuer-Related Information by Prudential Investment
Associates’ (“Information Barrier Policy”) policies and procedures. These policies can also be found by clicking on Jennison’s Compliance intranet website (http://buzz/jennonline/DesktopDefault.aspx).

1. STANDARDS OF PROFESSIONAL CONDUCT POLICY STATEMENT

It is Jennison’s policy that its employees must adhere to the highest ethical standards when discharging their investment advisory duties to our clients or in conducting general business activity on behalf of Jennison in every possible capacity, such as investment management, administrative, dealings with vendors, confidentiality of information, financial matters of every kind, etc. Jennison, operating in its capacity as a federally registered investment adviser, has a fiduciary responsibility to render professional, continuous, and unbiased investment advice to its clients. Furthermore, ERISA and the federal securities laws define an investment advisor as a fiduciary who owes their clients a duty of undivided loyalty, who shall not engage in any activity in conflict with the interests of the client. As a fiduciary, our personal and corporate ethics must be above reproach. Actions, which expose any of us or the organization to even the appearance of an impropriety, must not occur. Fiduciaries owe their clients a duty of honesty, good faith, and fair dealing when discharging their investment management responsibilities. It is a fundamental principle of this firm to ensure that the interests of our clients come before those of Jennison or any of its employees. Therefore, as an employee of Jennison, we expect you to uphold these standards of professional conduct by not taking inappropriate advantage of your position, such as using information obtained as a Jennison employee to benefit yourself or anyone else in any way. It is particularly important to adhere to these standards when engaging in personal securities transactions and maintaining the confidentiality of information concerning the identity of security holdings and the financial circumstances of our clients. Any investment advice provided must be unbiased, independent and confidential. It is extremely important to not violate the trust that Jennison and its clients have placed in its employees.

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The prescribed guidelines and principles, as set forth in the policies that follow, are designed to reasonably assure that these high ethical standards long maintained by Jennison continue to be applied and to protect Jennison’s clients by deterring misconduct by its employees. The rules prohibit certain activities and personal financial interests as well as require disclosure of personal investments and related business activities of all supervised persons, includes directors, officers and employees, and others who provide advice to and are subject to the supervision and control of Jennison. The procedures that follow will assist in reasonably ensuring that our clients are protected from employee misconduct and that our employees do not violate federal securities laws. All employees of Jennison are expected to follow these procedures so as to ensure that these ethical standards, as set forth herein, are maintained and followed without exception. These guidelines and procedures are intended to maintain the excellent name of our firm, which is a direct reflection of the conduct of each of us in everything we do.

Jennison's continued success depends on each one of us meeting our obligation to perform in an ethical manner and to use good judgment at all times. All employees have an obligation and a responsibility to conduct business in a manner that maintains the trust and respect of fellow Jennison employees, our customers, shareholders, business colleagues, and the general public. You are required to bring any knowledge of possible or actual unethical conduct to the attention of management.
Confidentiality will be protected insofar as possible, with the assurance that there will be no adverse consequences as a result of reporting any unethical or questionable behavior. If you have any knowledge of or suspect anyone is about to engage in unethical business activity that either violates any of the rules set forth herein, or simply appears improper, please provide such information to either the
Chief Compliance Officer or senior management through the Jennison Financial Reporting Concern
Mailbox located on the Risk Management webpage. Emails sent in this manner anonymously. The default setting is set to display your email address, so if you prefer the email to be anonymous, please be sure to check the appropriate box. If you choose not to report your concerns anonymously, you should be aware that Jennison has strict policies prohibiting retaliation against employees who report ethical concerns.

Jennison employees should use this Code, as well as the accompanying policies and procedures that follow, as an educational guide that will be complemented by Jennison’s training protocol.

Each Jennison employee has the responsibility to be fully aware of and strictly adhere to the
Code of Ethics and the accompanying policies that support the Code. It should be noted that because ethics is not a science, there may be gray areas that are not covered by laws or regulations. Jennison and its employees will nevertheless be held accountable to such standards. Individuals are expected to seek assistance for help in making the right decision.

If you have any questions as to your obligation as a Jennison employee under either the Code or any of the policies that follow, please contact the Compliance Department.

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2.	CONFIDENTIAL INFORMATION

Employees may become privy to confidential information (information not generally available to the public) concerning the affairs and business transactions of Jennison, companies researched by us for investment, our present and prospective clients, client portfolio transactions (executed, pending or contemplated) and holdings, suppliers, officers and other staff members. Confidential information also includes trade secrets and other proprietary information of the Company such as business or product plans, systems, methods, software, manuals and client lists. Safeguarding confidential information is essential to the conduct of our business. Caution and discretion are required in the use of such information and in sharing it only with those who have a legitimate need to know (including other employees of Jennison and clients).

A)	PERSONAL USE:

Confidential information obtained or developed as a result of employment with the
Company is not to be used or disclosed for the purpose of furthering any private interest or as a means of making any personal gain. Unauthorized or disclosure of such information (other than as described above) could result in civil or criminal penalties against the Company or the individual responsible for disclosing such information.

Further guidelines pertaining to confidential information are contained in the “Policy Statement on Insider Trading” (Set forth in Section II dedicated specifically to Insider Trading).

B)	RELEASE OF CLIENT INFORMATION:

All requests for information concerning a client (other than routine inquiries), including requests pursuant to the legal process (such as subpoenas or court orders) must be promptly referred to the Chief Compliance Officer, or Legal Department. No information may be released, nor should the client involved be contacted, until so directed by either the Chief
Compliance Officer, or Legal Department.

In order to preserve the rights of our clients and to limit the firm’s liability concerning the release of client proprietary information, care must be taken to:

■ Limit use and discussion of information obtained on the job to normal business activities.

■ Request and use only information that is related to our business needs.

■ Restrict access to records to those with proper authorization and legitimate business needs.

■ Include only pertinent and accurate data in files, which are used as a basis for taking action or making decisions.

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3.	CONFLICTS OF INTEREST

You should avoid actual or apparent conflicts of interest – that is, any personal interest inside or outside the Company, which could be placed ahead of your obligations to our clients, Jennison
Associates or Prudential. Conflicts may exist even when no wrong is done. The opportunity to act improperly may be enough to create the appearance of a conflict.

We recognize and respect an employee’s right of privacy concerning personal affairs, but we must require a full and timely disclosure of any situation, which could result in a conflict of interest, or even the appearance of a conflict. The Company, not by the employee involved, will determine the appropriate action to be taken to address the situation.

To reinforce our commitment to the avoidance of potential conflicts of interest, the following rules have been adopted, that prohibit you from engaging in certain activities without the pre-approval from the Chief Compliance Officer:

A)	YOU MAY NOT, without first having secured prior approval, serve as a director, officer, employee, partner or trustee – nor hold any other position of substantial interest – in any outside business enterprise. You do not need prior approval, however, if the following three conditions are met: one, the enterprise is a family firm owned principally by other members of your family; two, the family business is not doing business with Jennison or Prudential and is not a securities or investment related business; and three, the services required will not interfere with your duties or your independence of judgment. Significant involvement by employees in outside business activity is generally unacceptable. In addition to securing prior approval for outside business activities, you will be required to disclose all relationships with outside enterprises annually.

Jennison’s policy on participation in outside business activities deals only with positions in business enterprises. It does not affect Jennison’s practice of permitting employees to be associated with governmental, educational, charitable, religious or other civic organizations.
These activities may be entered into without prior consent, but must still be disclosed on an annual basis.

NOTE: Jennison employees that are Registered Representatives of Prudential Investment
Management Services, LLC (“PIMS”) must also comply with the policies and procedures set forth in the PIMS Compliance Manual. All registered representatives of PIMS must secure prior approval before engaging in any outside business activities as outlined in Jennison’s Written
Supervisory Procedure on Outside Business Activities which is available via Jennison’s
Compliance intranet website.

B)	YOU MAY NOT act on behalf of Jennison in connection with any transaction in which you have a personal interest.

C)	YOU MAY NOT, without prior approval, have a substantial interest in any outside business which, to your knowledge, is involved currently in a business transaction with
Jennison or Prudential, or is engaged in businesses similar to any business engaged in by
Jennison. A substantial interest includes any investment in the outside business involving an amount greater than 10 percent of your gross assets, or involving a direct or indirect ownership

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interest greater than 2 percent of the outstanding equity interests. You do not need approval to invest in open-ended registered investment companies such as investments in mutual funds and similar enterprises that are publicly owned.

		D)	YOU MAY NOT, without prior approval, engage in any transaction involving the purchase of products and/or services from Jennison, except on the same terms and conditions as they are offered to the public. Plans offering services to employees approved by the Board of
Directors are exempt from this rule.

		E)	YOU MAY NOT, without prior approval, borrow an amount greater than 10% of your gross assets, on an unsecured basis from any bank, financial institution, or other business that, to your knowledge, currently does business with Jennison or with which Jennison has an outstanding investment relationship.

		F)	YOU MAY NOT favor one client account over another client account or otherwise disadvantage any client in any dealings whatsoever to benefit either yourself, Jennison or another third-party client account.

		G)	YOU MAY NOT, as result of your status as a Jennison employee, take advantage of any opportunity that your learn about or otherwise personally benefit from information you have obtained as an employee that would not have been available to you if you were not a
Jennison employee.

4	.	OTHER BUSINESS ACTIVITIES

		A)	ISSUES REGARDING THE RETENTION OF SUPPLIERS: The choice of
our suppliers must be based on quality, reliability, price, service, and technical advantages.

		B)	GIFTS: Jennison employees and their immediate families should not solicit, accept, retain or provide any gifts or entertainment which might influence decisions you or the recipient must make in business transactions involving Jennison or which others might reasonably believe could influence those decisions. Even a nominal gift should not be accepted if, to a reasonable observer, it might appear that the gift would influence your business decisions.

Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Examples of such gifts are those received as normal business entertainment (i.e., meals or golf games); non-cash gifts of nominal value (such as received at Holiday time); gifts received because of kinship, marriage or social relationships entirely beyond and apart from an organization in which membership or an official position is held as approved by the Company. Entertainment, which satisfies these requirements and conforms to generally accepted business practices, also is permissible. Please reference Jennison
Associates’ Gifts and Entertainment Policy and Procedures located on Compliance web page of
Jennison Online for a more detailed explanation of Jennison’s policy towards gifts and entertainment.

		C)	IMPROPER PAYMENTS – KICKBACKS: In the conduct of the Company’s business, no bribes, kickbacks, or similar remuneration or consideration of any kind are to be

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given or offered to any individual or organization or to any intermediaries such as agents, attorneys or other consultants.

D)	BOOKS, RECORDS AND ACCOUNTS: The integrity of the accounting records of the Company is essential. All receipts and expenditures, including personal expense statements must be supported by documents that accurately and properly describe such expenses.
Staff members responsible for approving expenditures or for keeping books, records and accounts for the Company are required to approve and record all expenditures and other entries based upon proper supporting documents so that the accounting records of the Company are maintained in reasonable detail, reflecting accurately and fairly all transactions of the Company including the disposition of its assets and liabilities. The falsification of any book, record or account of the Company, the submission of any false personal expense statement, claim for reimbursement of a non-business personal expense, or false claim for an employee benefit plan payment are prohibited. Disciplinary action will be taken against employees who violate these rules, which may result in dismissal.

E)	LAWS AND REGULATIONS: The activities of the Company must always be in full compliance with applicable laws and regulations. It is the Company’s policy to be in strict compliance with all laws and regulations applied to our business. We recognize, however, that some laws and regulations may be ambiguous and difficult to interpret. Good faith efforts to follow the spirit and intent of all laws are expected. To ensure compliance, the Company intends to educate its employees on laws related to Jennison’s activities, which may include periodically issuing bulletins, manuals and memoranda. Staff members are expected to read all such materials and be familiar with their content. For example, it would constitute a violation of the law if Jennison or any of its employees either engaged in or schemed to engage in: i) any manipulative act with a client; or ii) any manipulative practice including a security, such as touting a security to anyone or the press and executing an order in the opposite direction of such recommendation. Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of Federal Securities Laws. Such conduct is contradictory to Jennison’s Code of Ethics, as well as the company’s expectations regarding appropriate behavior of its employees. Employees are prohibited from knowingly circulating or improperly influencing any person or entity with false rumors or sensational information with the intent to manipulate securities prices or markets.

This policy is not intended to discourage or prohibit appropriate communications between employees of Jennison and other market participants and trading counterparties. Please consult with the Chief Compliance Officer or Chief Legal Officer if you have questions about the appropriateness of any communications.

Other scenarios and the policies that address other potential violations of the law and conflicts of interest are addressed more fully in Jennison’s compliance program and the policies adopted to complement that program which reside on the Jennison Online intranet at
(http://buzz/JennOnline/DesktopDefault.aspx)

F)	OUTSIDE ACTIVITIES & POLITICAL AFFILIATIONS: Jennison
Associates does not contribute financial or other support to political parties or candidates for public office except where lawfully permitted and approved in advance in accordance with procedures adopted by Jennison’s Board of Directors. Employees may, of course, make political

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contributions, but only on their own behalf; the Company for such contributions will not reimburse them. However, employees may not make use of company resources and facilities in furtherance of such activities, e.g., mail room service, facsimile, photocopying, phone equipment and conference rooms.

Legislation generally prohibits the Company or anyone acting on its behalf from making an expenditure or contribution of cash or anything else of monetary value which directly or indirectly is in connection with an election to political office; as, for example, granting loans at preferential rates or providing non-financial support to a political candidate or party by donating office facilities. Otherwise, individual participation in political and civic activities conducted outside of normal business hours is encouraged, including the making of personal contributions to political candidates or activities.

Employees are free to seek and hold an elective or appointive public office, provided you do not do so as a representative of the Company. However, you must conduct campaign activities and perform the duties of the office in a manner that does not interfere with your responsibilities to the firm.

5.	COMPLIANCE WITH THE CODE & CONSEQUENCES IF VIOLATION
OCCURS

Each year all employees will be required to complete a form certifying that they have read this policy, understand their responsibilities, and are in compliance with the requirements set forth in this statement.

This process should remind us of the Company’s concern with ethical issues and its desire to avoid conflicts of interest or their appearance. It should also prompt us to examine our personal circumstances in light of the Company’s philosophy and policies regarding ethics.

Jennison employees will be required to complete a form verifying that they have complied with all company procedures and filed disclosures of significant personal holdings and corporate affiliations.

Please note that both the Investment Advisers Act of 1940, as amended, and ERISA both prohibit investment advisers (and its employees) from doing indirectly that which they cannot do directly. Accordingly, any Jennison employee who seeks to circumvent the requirements of this Code of
Ethics and any of the policies that follow, or otherwise devise a scheme where such activity would result in a violation of these policies indirectly will be deemed to be a violation of the applicable policy and will be subject to the full impact of any disciplinary action taken by Jennison as if such policies were violated directly.

It should be further noted that, and consistent with all other Jennison policies and procedures, failure to uphold the standards and principles as set forth herein, or to comply with any other aspect of these policies and procedures will be addressed by Legal and Compliance. Jennison reserves the right to administer whatever disciplinary action it deems necessary based on the facts, circumstances and severity of the violation or conflict. Disciplinary action can include termination of employment.

6.	DISCLOSURE REQUIREMENTS

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The principles set forth in this Code of Ethics and the policies and procedures that follow will be included in Jennison’s Form ADV, which shall be distributed or offered to Jennison’s clients annually, in accordance with Rule 204-3 of the Investment Advisers Act of 1940.

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SECTION II

INSIDER TRADING

The Investment Advisors Act of 1940, requires that all investment advisors establish, maintain and enforce policies and supervisory procedures designed to prevent the misuse of material, non-public information by such investment advisor, and any associated person sometimes referred to as “insider trading.”

This section of the Code sets forth Jennison Associates’ policy statement on insider trading. It explains some of the terms and concepts associated with insider trading, as well as the civil and criminal penalties for insider trading violations. In addition, it sets forth the necessary procedures required to implement Jennison Associates’ Insider Trading Policy Statement.

Please note that this policy applies to all Jennison Associates’ employees

1.	JENNISON ASSOCIATES’ POLICY STATEMENT AGAINST INSIDER
TRADING

Personal Securities transactions should not conflict, or appear to conflict, with the interest of the firm’s clients when contemplating a transaction for your personal account, or an account in which you may have a direct or indirect personal or family interest, we must be certain that such transaction is not in conflict with the interests of our clients. Specific rules in this area are difficult, and in the final analysis. Although it is not possible to anticipate all potential conflicts of interest, we have tried to set a standard that protects the firm’s clients, yet is also practical for our employees. The Company recognizes the desirability of giving its corporate personnel reasonable freedom with respect to their investment activities, on behalf of themselves, their families, and in some cases, non-client accounts
(i.e., charitable or educational organizations on whose boards of directors corporate personnel serve).
However, personal investment activity may conflict with the interests of the Company’s clients. In order to avoid such conflicts – or even the appearance of conflicts – the Company has adopted the following policy:

Jennison Associates LLC forbids any director, officer or employee from trading, either personally or on behalf of clients or others, on material, non-public information or communicating material, non-public information to others in violation of the law, such as tipping or recommending that others trade on such information. Said conduct is deemed to be “insider trading.” Such policy applies to every director, officer and employee and extends to activities within and outside their duties at Jennison
Associates.

Every director, officer, and employee is required to read and retain this policy statement.
Questions regarding Jennison Associates’ Insider Trading policy and procedures should be referred to the Compliance or Legal Departments.

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2 .	EXPLANATION OF RELEVANT TERMS AND CONCEPTS

Although insider trading is illegal, Congress has not defined “insider,” “material” or “non-public information.” Instead, the courts have developed definitions of these terms. Set forth below is very general descriptions of these terms. However, it is usually not easily determined whether information is
“material” or “non-public” and, therefore, whenever you have any questions as to whether information is material or non-public, consult with the Compliance or Legal Departments. Do not make this decision yourself.

A)	WHO IS AN INSIDER?

The concept of an “insider” is broad. It includes officers, directors and employees of a company. A person may be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. Examples of temporary insiders are the company’s attorneys, accountants, consultants and bank lending officers, employees of such organizations, persons who acquire a 10% beneficial interest in the issuer, other persons who are privy to material non-
public information about the company. Jennison Associates and its employees may become
“temporary insiders” of a company in which we invest, in which we advise, or for which we perform any other service. An outside individual may be considered an insider, according to the
Supreme Court, if the company expects the outsider to keep the disclosed non-public information confidential or if the relationship suggests such a duty of confidentiality.

B)	WHAT IS MATERIAL INFORMATION?

Trading on inside information is not a basis for liability unless the information is material. Material Information is defined as:

■ Information, for which there is a substantial likelihood, that a reasonable investor would consider important in making his or her investment decisions, or

■ Information that is reasonably certain to have a substantial effect on the price of a company's securities.

Information that directors, officers and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, a significant increase or decline in orders, significant new products or discoveries, significant merger or acquisition proposals or agreements, major litigation and liquidity problems, for clients and extraordinary management developments.

In addition, knowledge about Jennison Associates’ client holdings and transactions
(including transactions that are pending or under consideration) as well as Jennison trading information and patterns may be deemed material.

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C)	WHAT IS NON-PUBLIC INFORMATION?

Information is “non-public” until it has been effectively communicated to the market place, including clients’ holdings, recommendations and transactions. One must be able to point to some fact to show that the all information and not just part of the information is generally available to the public. For example, information found in a report filed with the SEC, holdings disclosed in a publicly available website regarding the top 10 portfolio holdings of a mutual fund, appearing in Dow Jones, Reuters Economics Services, The Wall Street Journal or other publications of general circulation would be considered public.

D)	MISAPPROPRIATION THEORY

Under the “misappropriation” theory, liability is established when trading occurs on material non-public information that is stolen or misappropriated from any other person. In U.S.
v. Carpenter, a columnist defrauded The Wall Street Journal by stealing non-public information from the Journal and using it for trading in the securities markets. Note that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

E)	WHO IS A CONTROLLING PERSON?

“Controlling persons” include not only employers, but also any person with power to influence or control the direction of the management, policies or activities of another person.
Controlling persons may include not only the company, but also its directors and officers.

F)	HOW IS NON-PUBLIC INFORMATION MONITORED?

When an employee is in possession of non-public information, a determination is made as to whether such information is material. If the non-public information is material, as determined by Jennison Compliance/Legal, the issuer is placed on a Restricted List (“RL”).
Once a security is on the RL all personal and company trading activity is restricted. All securities that are placed on the RL are added to Jennison’s internal trading restriction systems, which restrict company trading activity. Personal trading activity in such RL issuers is also restricted through the personal trading pre-clearance process.

In addition, Prudential distributes a separate list of securities for (Enterprise Restricted
List) which Prudential and its affiliates, including Jennison, are restricted from engaging in trading activity, in accordance with various securities laws. In applying this policy and monitoring securities trading Jennison makes no distinction between securities on the Restricted
List and those that appear on the Enterprise Restricted List.

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3	.	PENALTIES FOR INSIDER TRADING VIOLATIONS
Penalties for trading on or communicating material non-public information are more severe than ever. The individuals involved in such unlawful conduct may be subject to both civil and criminal penalties. A controlling person may be subject to civil or criminal penalties for failing to establish, maintain and enforce Jennison Associates’ Policy Statement against Insider Trading and/or if such failure permitted or substantially contributed to an insider trading violation.
Individuals can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:
		A)	CIVIL INJUNCTIONS
		B)	TREBLE DAMAGES
		C)	DISGORGEMENT OF PROFITS
		D)	JAIL SENTENCES –Maximum jail sentences for criminal securities law violations up to 10 years.
		E)	CIVIL FINES – Persons who committed the violation may pay up to three times the profit gained or loss avoided, whether or not the person actually benefited.
		F)	CRIMINAL FINES – The employer or other “controlling persons” may be subject to substantial monetary fines.
		G)	Violators will be barred from the securities industry.

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SECTION III

IMPLEMENTATION PROCEDURES & POLICY

The following procedures have been established to assist the officers, directors and employees of
Jennison Associates in preventing and detecting insider trading. Every officer, director and employee must follow these procedures or risk serious sanctions, including but not limited to possible suspension or dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should contact the Compliance or Legal Departments.

1.	IDENTIFYING INSIDE INFORMATION

Before trading for yourself or others, including client accounts managed by Jennison Associates, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

	A)	IS THE INFORMATION MATERIAL?

■ Would an investor consider this information important in making his or her investment decisions?

■ Would this information substantially affect the market price of the securities if generally disclosed?

	B)	IS THE INFORMATION NON-PUBLIC?

■ To whom has this information been provided?

■ Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal, SEC filings, websites or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and non-public
(“MNPI”), or if you have questions as to whether the information is material and non-public, you should take the following steps:

	A)	Report the matter immediately to the Compliance or Legal Departments.

	B)	Do not purchase or sell the securities on behalf of yourself or others, including client accounts managed by Jennison Associates.

	C)	Do not communicate the information inside or outside Jennison Associates, other than to a senior staff member of either Compliance or Legal Departments.

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D)	After the issue has been reviewed by Compliance/Legal, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

2.	RESTRICTING ACCESS TO MATERIAL NON-PUBLIC INFORMATION

Information that you, Legal or Compliance identify as MNPI may not be communicated to anyone, including persons within and outside of Jennison Associates LLC, except as provided above. In addition, care should be taken so that such information is secure. For example, files containing MNPI should be locked; given to Legal or Compliance (should not be reproduced or otherwise photocopied);
access to computer files containing non-public information should be restricted, until such information becomes public.

Jennison employees have no obligation to the clients of Jennison Associates to trade or recommend trading on their behalf on the basis of MNPI (inside) in their possession. Jennison’s fiduciary responsibility to its clients requires that the firm and its employees regard the limitations imposed by Federal securities laws.

3.	ALLOCATION OF BROKERAGE

To supplement its own research and analysis, to corroborate data compiled by its staff, and to consider the views and information of others in arriving at its investment decisions, Jennison Associates, consistent with its efforts to secure best price and execution, allocates brokerage business to those broker-dealers in a position to provide such services.

It is the firm’s policy not to allocate brokerage in consideration of the attempted furnishing of inside information or MNPI. Employees, in recommending the allocation of brokerage to broker-
dealers, should not give consideration to the provision of any MNPI. The policy of Jennison Associates as set forth in this statement should be brought to the attention of such broker-dealer.

4.	RESOLVING ISSUES CONCERNING INSIDER TRADING

If doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures and standards, or as to the propriety of any action, it must be discussed with either the Compliance or Legal
Departments before trading or communicating the information to anyone.

This Code of Ethics, Policy on Insider Trading and Personal Trading Policy will be distributed to all Jennison Associates personnel. Each quarter you will be required to certify in writing that you have received, read and understand and will comply with all the provisions of this policy. In addition, newly hired employees must also attest to the policy. Periodically or upon request, a representative from the
Compliance or Legal Departments will meet with such personnel to review this statement of policy, including any developments in the law and to answer any questions of interpretation or application of this policy.

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From time to time this statement of policy will be revised in light of developments in the law, questions of interpretation and application, and practical experience with the procedures contemplated by the statement. Any amendments to the above referred to policy and procedures will be highlighted and distributed to ensure that all employees are informed of and such changes and receive the most current policy, set forth in these policies and procedures.

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SECTION IV

JENNISON ASSOCIATES PERSONAL TRADING POLICY

1.	GENERAL POLICY AND PROCEDURES

The management of Jennison Associates is fully aware of and in no way wishes to deter the security investments of its individual employees. The securities markets, whether equity, fixed income, international or domestic; offer individuals alternative methods of enhancing their personal investments.

Due to the nature of our business and our fiduciary responsibility to our client funds, we must protect the firm and its employees from the possibilities of both conflicts of interest and illegal insider trading in regard to their personal security transactions. It is the duty of Jennison and its employees to place the interests of clients first and to avoid all actual or potential conflicts of interest. It is important to consider all sections to this combined policy to fully understand how best to avoid potential conflicts of interests and how best to serve our clients so that the interests of Jennison and its employees do not conflict with those of its clients when discharging its fiduciary duty to provide fair, equitable and unbiased investment advice to such clients.

Jennison employees are prohibited from short term trading or market timing mutual funds and variable annuities managed by Jennison other than those that permit such trading, as well as Prudential affiliated funds and variable annuities, and must comply with any trading restrictions established by
Jennison to prevent market timing of these funds.

We have adopted the following policies and procedures on employee personal trading to reasonably ensure against actual or potential conflicts of interest that could lead to violations of federal securities law, such as short term trading or market timing of affiliated mutual funds, or as previously described in the preceding sections of the attached policies. To prevent the rapid trading of certain mutual funds and variable annuities, Jennison employees may not engage in opposite direction transactions within 90 days of the last transaction with respect to the mutual funds and variable annuities listed on the attached Exhibit D (“Covered Funds”). Jennison employees are also required to arrange the reporting of Covered Funds transactions under this policy identified in Exhibit D. This policy does not apply to money market mutual funds, and the Dryden Ultra Short Bond Fund. These policies and procedures are in addition to those set forth in the Code of Ethics and the Policy Statement Against
Insider Trading. However, the standards of professional conduct as described in such policies must be considered when a Jennison employee purchases and sells securities on behalf of either their own or any other account for which the employee is considered to be the beneficial owner, other than those accounts over which the Jennison employee does not exercise investment discretion – as more fully described in this personal trading policy.

All Jennison employees are required to comply with such policies and procedures in order to avoid the penalties set forth herein.

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2.	PERSONAL TRANSACTION REPORTING REQUIREMENTS

Jennison employees are required to provide Jennison with reports concerning their securities holdings and transactions, as described below. These include Jennison’s policies and procedures, including Code of Ethics, names of Jennison’s access personnel including those employees no longer employed by Jennison, their holdings and transaction reports, acknowledgements, pre-approvals, violations and the disposition thereof, exceptions to any policy, every transaction in securities in which any of its personnel has any direct or indirect beneficial ownership, except transactions effected in any account over which neither the investment adviser nor any advisory representative of the investment adviser has any direct or indirect influence or control and transactions in securities which are direct obligations of the United States, high-quality short-term instruments and unaffiliated mutual funds and variable annuities. For purposes of this policy, mutual funds and annuities that are exempt from this recordkeeping requirement are money market funds and funds that are either not managed by Jennison or affiliated with Prudential. This requirement applies to all securities accounts in which an employee has a beneficial interest, including the following:

■ Personal accounts of an employee,
■ Accounts in which your spouse has a beneficial interest,
■ Accounts in which your minor children or any dependent family member has a beneficial interest,
■ Joint or tenant-in-common accounts in which the employee is a participant,
■ Accounts of any individual to whose financial support the employee materially contributes,[1]
■ Accounts for which the employee acts as trustee, executor or custodian, and
■ Accounts over which the employee exercises control or has any investment discretion.
These accounts are referred to as “Covered Accounts” within this policy.

However, the above requirements do not apply if the investment decisions for the above mentioned account(s) are made by an independent investment manager in a fully discretionary account
(“Discretionary Account”). In order to take advantage of this exemption, a fully executed copy of such discretionary account agreement(s) must be provided to Compliance for review and approval. Jennison recognizes that some of its employees may, due to their living arrangements, be uncertain as to their obligations under this Personal Trading Policy. If an employee has any question or doubt as to whether an account is subject to this policy, he or she must consult with the Compliance or Legal Departments as to their status and obligations with respect to the account in question. Please refer to Jennison’s
Record Management Policy located on the Jennison Online compliance website for a complete list of records and retention periods.

In addition, Jennison, as a sub-adviser to investment companies registered under the Investment
Company Act of 1940 (e.g., mutual funds), is required by Rule 17j-1 under the Investment Company
Act to review and keep records of personal investment activities of “access persons” of these funds, unless the access person does not have direct or indirect influence or control of the accounts. An
“access person” is defined as any director, officer, general partner or Advisory Person of a Fund or
Fund’s Investment Adviser. “Advisory Person” is defined as any employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information

[1] For example, this would include individuals with whom you share living expenses, bank accounts, rent or mortgage payments, ownership of a home, or any other material financial support.

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regarding the purchase or sale of investments by a Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales. Jennison’s “access persons” and “advisory persons” include Jennison’s employees and any other persons that Jennison may designate.

A)	JENNISON EMPLOYEES

All Jennison employees are Access Persons and are subject to the following reporting requirements. Access Persons are required to report all transactions, as set forth on Exhibit A, including activity in Prudential affiliated and Jennison managed mutual funds, as well as affiliated variable annuities or Covered Funds. A list of these funds and variable annuities is attached hereto as Exhibit D. This requirement applies to all accounts in which Jennison employees have a direct or indirect beneficial interest, as previously described. All Access Persons are required to provide the Compliance
Department with the following:

	1)	INITIAL HOLDINGS REPORTS:

Within 10 days of commencement of becoming an access person, an initial holdings report detailing all personal investments (including private placements, and index futures contracts and options thereon, but excluding automatic investment plans approved by Compliance, all direct obligation government, such as US Treasury securities, mutual funds and variable annuities that are not Covered Funds and short-term high quality debt instruments) must be submitted to Compliance. The report should contain the following information, and must be current, not more than 45 days prior to becoming an “access person”:

	a.	The title, number of shares and principal amount of each
investment in which the Access Person had any direct or indirect beneficial ownership;

	b.	The name of any broker, dealer or bank with whom the Access
Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

	c.	The date that the report is submitted by the Access Person.

	2)	QUARTERLY REPORTS:

	a.	Transaction Reporting:

Within 30 days after the end of a calendar quarter, with respect to any transaction, including activity in Covered Funds, during the quarter in investments in which the Access Person had any direct or indirect beneficial ownership:

		i)	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each investment involved;

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ii)	The nature of the transaction (i.e., purchase, sale or any
other type of acquisition or disposition);

iii)	The price of the investment at which the transaction was
effected;

iv)	The name of the broker, dealer or bank with or through
which the transaction was effected; and

v)	The date that the report is submitted by the Access Person.

b.	Personal Securities Account Reporting:

Within 30 days after the end of a calendar quarter, with respect to any account established by the Access Person (including Discretionary Accounts) in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

i)	The name of the broker, dealer or bank with whom the
Access Person established the account;

ii)	The date the account was established; and

iii)	The date that the report is submitted by the Access Person.

To facilitate compliance with this reporting requirement, Jennison
Associates requires that a duplicate copy of all trade confirmations and brokerage statements be supplied directly to Jennison Associates’ Compliance Department and to Prudential’s Corporate Compliance Department, other than transactions in a Discretionary Account. Access Persons are required to notify the Compliance
Department of any Covered Fund including accounts of all household members, held directly with the fund. The Compliance Department must also be notified prior to the creation of any new personal investment accounts so that we may request that duplicate statements and confirmations of all trading activity
(including mutual funds) be sent to the Compliance Department. Although
Discretionary Accounts are exempt from the reporting requirements described above, this notification provision is applicable only to the opening of any new
Discretionary Account(s).

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	3)	ANNUAL HOLDINGS REPORTS:

Annually, the following information (which information must be current as of a date no more than 45 days before the report is submitted):

		a.	The title, number of shares and principal amount of each
investment, including investments set forth Covered Funds, in which the Access
Person had any direct or indirect beneficial ownership;

		b.	The name of any broker, dealer or bank with whom the Access
Person maintains an account (includes any Discretionary Account(s)) in which any securities are held for the direct or indirect benefit of the Access Person; and

		c.	The date that the report is submitted by the Access Person.

	4)	A copy of all discretionary investment advisory contracts or agreements between the officer, director or employee and his investment advisors.

Please note that Access Persons may hold and trade Covered Funds listed through
Authorized Broker/Dealers, Prudential Mutual Fund Services, the Prudential Employee
Savings Plan (“PESP”), and the Jennison Savings and Pension Plans. As indicated
above, opposite direction trading activity within a 90 day period is prohibited with respect to Covered Funds, other than money market funds and Dryden Ultra Short Fund.
It should also be noted that transacting the same Covered Funds in opposite directions on the same day and at the same NAV will not be considered market timing for purposes of this policy, as such activity would not result in a gain to the employee.

In addition, Access Persons may maintain accounts with respect to certain
Covered Funds directly with the fund company, provided that duplicate confirms and statements are provided to the Compliance Department.

B)	OTHER PERSONS DEFINED BY JENNISON AS ACCESS PERSONS

Other Persons Defined by Jennison as Access Persons, pursuant to Rule 204A-1 under the Investment Advisers Act of 1940, as amended, include individuals who in connection with his or her regular functions or duties may obtain information regarding the purchase or sale of investments by Jennison on behalf of its clients. These individuals or groups of individuals are identified on Exhibit C and will be required to comply with such policies and procedures that
Jennison deems necessary to reasonably ensure that the interests of our clients are not in any way compromised. These policies and procedures are specified on Exhibit C.

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3.	PRE-CLEARANCE PROCEDURES

All employees of Jennison Associates may need to obtain pre-approval from Jennison’s
Compliance Department prior to effecting transactions in any securities (except for those securities described in Exhibit A) in “Covered Accounts” (as defined in Section IV, paragraph 2). Employees are not required to obtain pre-approval of exchange traded funds (ETFs) as long as the ETF replicates the performance of the broad based indices in Exhibit B. This includes those ETFs that correspond to the daily performance or inverse performance of the broad based indices in Exhibit B. Determination as to whether or not a particular transaction requires pre-approval should be made by consulting the
“Compliance and Reporting of Personal Transactions Matrix” found on Exhibit A.

The Compliance Department will make its decision of whether to pre-approve the proposed trade on the basis of the personal trading restrictions set forth below. Notification of approval or denial to trade is promptly provided except in the case of private placement requests which require further review.
Please note that the approval granted will be valid only for that day in which the approval has been obtained; provided, however, that approved orders for securities traded in certain foreign markets may be executed within 2 business days from the date pre-clearance is granted. In other words, if a trade was not effected on the day for which approval was originally sought, a new pre-clearance request must be re-entered on each subsequent day in which trading may occur. Or, if the security for which approval has been granted is traded on foreign markets, approval is valid for an additional day (i.e., the day for which approval was granted and the day following the day for which approval was granted).

Only transactions where the investment decisions for the account are made by an independent investment manager in a fully Discretionary Account (including managed accounts) will be exempt from the pre-clearance procedures, except for those transactions that are directed by an employee in a
Jennison managed account. Copies of the agreement of such discretionary accounts must be submitted to the Compliance Department for review and records retention.

Notice of your intended securities activities must be submitted for approval prior to effecting any transaction for which prior approval is required. Key information, but not limited to, the ticker, the nature of the transaction (purchase or sale) and the estimated value of the trade, must be entered on your pre-clearance request. If proper procedures are not complied with, action will be taken against the employee. The violators may be asked to reverse the transaction and/or transfer the security or profits gained over to the accounts of Jennison Associates. In addition, penalties for personal trading violations shall be determined in accordance with the penalties schedule set forth in Section 5, “Penalties for
Violating Jennison Associates’ Personal Trading Policies.” Each situation and its relevance will be given due weight.

4.	PERSONAL TRADING POLICY

The following rules, regulations and restrictions apply to the personal security transactions of all employees. These rules will govern whether clearance for a proposed transaction will be granted.
These rules also apply to the sale of securities once the purchase of a security has been pre-approved and completed.

No director, officer or employee of the Company may effect for “Covered Accounts” as defined in Section IV paragraph 2, any transaction in a security, or recommend any such transaction in a

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security, of which, to his/her knowledge, the Company has either effected or is contemplating effecting the same for any of its clients, if such transaction would in any way conflict with, or be detrimental to, the interests of such client, or if such transaction was effected with prior knowledge of material, non-
public information, or any other potential conflict of interest as described in the sections preceding this personal trading policy.

Except in particular cases in which Jennison’s Compliance Department has determined in advance that proposed transactions would not conflict with the foregoing policy, the following rules shall govern all transactions (and recommendations) by all Jennison employees for their Covered
Accounts. The provisions of the following paragraphs do not necessarily imply that Jennison’s
Compliance Department will conclude that the transactions or recommendations to which they relate are in violation of the foregoing policy, but rather are designed to indicate the transactions for which prior approval should be obtained to ensure that no actual, potential or perceived conflict occurs.

A)	BLACKOUT PERIODS

1)	Company personnel may not purchase any security recommended, or proposed to be recommended to any client for purchase, nor any security purchased or proposed to be purchased for any client may be purchased by any corporate personnel if such purchase will interfere in any way with the orderly purchase of such security by any client.

2)	Company personnel may not sell any security recommended, or proposed to be recommended to any client for sale, nor any security sold, or proposed to be sold, for any client may be sold by any corporate personnel if such sale will interfere in any way with the orderly sale of such security by any client.

3)	Company personnel may not sell any security after such security has been recommended to any client for purchase or after being purchased for any client Company personnel may not purchase a security after being recommended to any client for sale or after being sold for any client, if the sale or purchase is effected with a view to making a profit on the anticipated market action of the security resulting from such recommendation, purchase or sale.

4)	In order to prevent even the appearance of a violation of this rule or a conflict of interest with a client account, you should refrain from trading in the seven (7)
calendar days before and after Jennison trades in that security. This restriction does not apply to certain Jennison trading activity. Examples include:
(1) trading activity that occurs in Jennison Managed Account (“JMA”) when either implementing a pre-existing model for new accounts or in situations where JMA trading activity is generated due to cash flow instructions from the managed account sponsor.
(2) program trades, whereby the portfolio manager will instruct the trading desk to take a
“slice” of the portfolio. Program trades are a tool used by the portfolio manager to spend or raise cash and at the same time generally maintain the current portfolio’s security weightings.
(3) trades that are determined quantitatively.
Securities in a program trade and those that are determined quantitatively will be exempt from the 7 day blackout period, subject to the following conditions:

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• Employee trades require pre-clearance.
• Employee attests to not having knowledge of trading in that particular security.
• Security must have a market capitalization equal to or greater than $1 billion.
• For trades in securities with a market capitalization of at least $1 billion but less than $5 billion, an employee’s investment will be capped at
$10,000 over a rolling seven (7) calendar day period.
• For trades in security with a market capitalization greater than $5 billion, an employee’s investment will be capped at $50,000 over a rolling seven
(7) calendar day period.

If an employee trades during a blackout period, disgorgement may be required.
For example, if an Employee’s trade is pre-approved and executed and subsequently, within seven days of the transaction, the Firm trades on behalf of Jennison’s clients, the
Jennison Compliance Department shall review the personal trade in light of firm trading activity and determine on a case-by-case basis the appropriate action. If the Jennison
Compliance Department finds that a client is disadvantaged by the personal trade, the employee may be required to reverse the trade and disgorge to the firm any difference due to any incremental price advantage over the client’s transaction.

B)	SHORT-TERM TRADING PROFITS

All employees of Jennison Associates are prohibited from profiting in Covered Accounts from the purchase and sale, or the sale and purchase of the same or equivalent securities within
60 calendar days. All employees are prohibited from executing a purchase and a sale of the
Covered Funds that appear on Exhibit D, during any 90-day period. Any profits realized from the purchase and sale or the sale and purchase of the same (or equivalent) securities within the
60 day restriction period or the purchase and sale of the Covered Funds within the 90 day restriction period, shall be disgorged to the firm.
“Profits realized” shall be calculated consistent with interpretations under section 16(b)
of the Securities Exchange Act of 1934, as amended, and the regulations there under, which require matching any purchase and sale that occur with in a 60 calendar day period and, for purposes of this policy, within a 90 calendar day period for any purchase and sale in those
Covered Funds that appear on Exhibit D, across all Covered Accounts. As such, a person who sold a security and then repurchased the same (or equivalent) security would need to disgorge a profit if matching the purchase and the sale would result in a profit. Conversely, if matching the purchase and sale would result in a loss, profits would not be disgorged.

In addition, the last in, first out (“LIFO”) method will be used in determining if any exceptions have occurred in any Covered Fund. Profits realized on such transactions must be disgorged. Certain limited exceptions to this holding period are available and must be approved by the Chief Compliance Officer or her designee prior to execution. Exceptions to this policy include, but are not limited to, hardships and extended disability. Automatic investment and withdrawal programs and automatic rebalancing are permitted transactions under the policy.

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The prohibition on short-term trading profits shall not apply to trading of ETFs that replicates the performance of a broad based index, index options and index futures contracts and options on index futures contracts on broad based indices. However, trades related to non-broad based index transactions remains subject to the pre-clearance procedures and other applicable procedures. A list of broad-based indices is provided on Exhibit B.

C)	Jennison employees may not purchase any security if the purchase would deprive any of Jennison’s clients of an investment opportunity, after taking into account (in determining whether such purchase would constitute an investment opportunity) the client’s investments and investment objectives and whether the opportunity is being offered to corporate personnel by virtue of his or her position at Jennison.

D)	Jennison employees may not purchase new issues of either common stock, fixed income securities or convertible securities in Covered Accounts except in accordance with item E below. This prohibition does not apply to new issues of shares of open-end investment companies. All Jennison employees shall also obtain approval of the Compliance Department and Chief Investment Officer before initiating any purchase of securities on a ‘private placement’ basis. Such approval will take into account, among other factors, whether the investment opportunity should be reserved for Jennison’s clients and whether the opportunity is being offered to the employee by virtue of his or her position at Jennison.

E)	Subject to the pre-clearance and reporting procedures, Jennison employees may purchase securities on the date of issuance, provided that such securities are acquired in the secondary market. Upon requesting approval of such transactions, employees must acknowledge that he or she is aware that such request for approval may not be submitted until after the security has been issued to the public and is trading at prevailing market prices in the secondary market.

F)	Subject to the pre-clearance and reporting procedures, Jennison employees may effect purchases upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent that such rights were acquired from such issuer, and sales of such rights so acquired. In the event that approval to exercise such rights is denied, subject to pre-
clearance and reporting procedures, corporate personnel may obtain permission to sell such rights on the last day that such rights may be traded.

G)	Transactions in index futures contracts and index options effected on a broad-
based index in Exhibit B do not require pre-clearance but are subject to the reporting requirements. This includes those index future contracts and index options that correspond to the daily performance or inverse performance of the broad based indices in Exhibit B.

H)*	No employee of Jennison Associates may short sell or purchase put options or write call options on securities that represent a long position in any portfolios managed by
Jennison on behalf of its clients. Conversely, no employee may sell put options, or purchase either the underlying security or call options that represent a short position which was derived from a fundamental, bottom up research decision in a Jennison client portfolio. Employees may take long positions and the economically equivalent transactions where the short sales in client accounts are in quantitatively managed strategies, subject to the following conditions:

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• Employee trades require pre-clearance.
• Employee attests to not having knowledge of trading in that particular security.
• Security must have a market capitalization equal to or greater than $1 billion.
• For trades in securities with a market capitalization of at least $1 billion but less than $5 billion, an employee’s investment will be capped at
$10,000 over a rolling seven (7) calendar day period.
• For trades in securities with a market capitalization greater than $5 billion, an employee’s investment will be capped at $50,000 over a rolling seven (7) calendar day period.

* These restrictions do not apply if the underlying security of the option does not require pre-
approval under this policy.

Any profits realized from such transactions shall be disgorged to the Firm. All options and short sales are subject to the pre-clearance rules.

All employees are prohibited from selling short including “short sales against the box”
and from participating in any options or futures transactions on any securities issued by
Prudential, except in connection with bona fide hedging strategies (e.g., covered call options and protected put options). However, employees are prohibited from buying or selling options to hedge their financial interest in employee stock options granted to them by Prudential.

I)	No employee of Jennison Associates may participate in investment clubs.

J)	While participation in employee stock purchase plans and employee stock option plans need not be pre-approved, copies of the terms of the plans should be provided to the
Compliance Department as soon as possible. Jennison employees must obtain pre-approval for any discretionary disposition of securities or discretionary exercise of options acquired pursuant to participation in an employee stock purchase or employee stock option plan, except for the exercise of Prudential options and/or the purchase or sale of Prudential common stock (this exception does not apply to Designated Employees). All such transactions, however, must be reported. Nondiscretionary dispositions of securities or exercise are not subject to pre-approval.
Additionally, Jennison employees should report holdings of such securities and options on an annual basis.

K)	Subject to pre-clearance, long-term investing through direct stock purchase plans is permitted. The terms of the plan, the initial investment, and any notice of intent to purchase through automatic debit must be provided to and approved by the Jennison Compliance
Department. Any changes to the original terms of approval, e.g., increasing, decreasing in the plan, as well as any sales or discretionary purchase of securities in the plan must be submitted for pre-clearance. Termination of participation in such a plan, must be reported to Compliance.
Provided that the automatic monthly purchases have been approved by the Jennison Compliance
Department, each automatic monthly purchase need not be submitted for pre-approval. “Profits realized” for purposes of applying the ban on short-term trading profits will be determined by matching the proposed discretionary purchase or sale transaction against the most recent

25

discretionary purchase or sale, as applicable, not the most recent automatic purchase or sale (if applicable). Additionally, holdings should be disclosed annually.

L)	DESIGNATED PERSONS: REQUIREMENTS FOR TRANSACTIONS IN
SECURITIES ISSUED BY PRUDENTIAL

A Designated Person is an employee who, during the normal course of his or her job has routine access to material, nonpublic information about Prudential, including information about one or more business units or corporate level information that may be material about Prudential.
Employees that have been classified as Designated Persons have been informed of their status.

Designated Persons are permitted to exercise their Prudential options and trade in
Prudential common stock (symbol: “PRU”) only during certain "open trading windows".
Trading windows will be closed for periods surrounding the preparation and release of
Prudential financial results. Approximately 24 hours after Prudential releases its quarterly earnings to the public, the trading window generally opens and will remain open until approximately three weeks before the end of the quarter. Designated Persons will be notified by the Compliance Department announcing the opening and closing of each trading window.

Designated Persons are required to obtain pre-clearance approval from Prudential in order to trade in Prudential common stock, exercise their Prudential options or engage in any transactions under the Prudential Stock Purchase Plan (PSPP) during the “open trading window”
period. To request pre-clearance approval, Designated Persons are required to complete a pre-
clearance form for Prudential. These forms can be obtained from the Compliance Department.
The Compliance Department will notify the Designated Person if their request has been approved or denied. All other pre-clearance rules and restrictions apply.

M)	JENNISON EMPLOYEE PARTICIPATION IN SEPARATELY
MANAGED ACCOUNTS (SMA)

All eligible employees must adhere to the following conditions in order to open an account in a SMA program; commonly referred to wrap programs:

■ All employees may open a SMA in any managed account program, including those that offer Jennison-managed strategies.

■ All transactions in any SMA account for which a Jennison employee has discretion (e.g. tax selling) will be subject to the pre-clearance and applicable blackout period requirement of this policy.

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N)	EXCEPTIONS TO THE PERSONAL TRADING POLICY

Notwithstanding the foregoing restrictions, exceptions to certain provisions (e.g., blackout period, pre-clearance procedures, and short-term trading profits) of the Personal
Trading Policy may be granted on a case-by-case basis by Jennison when no abuse is involved and the facts of the situation strongly support an exception to the rule.

Investments in the following instruments are not bound to the rules and restrictions as set forth above and may be made without the approval of the Jennison Compliance Department:
direct government obligations (Bills, Bonds and Notes), money markets, commercial paper, repurchase orders, reverse repurchase orders, bankers acceptance, bank certificates of deposit, municipal bonds, ETFs on a broad based index noted in Exhibit B, currency or investment product where the underlying asset is a currency unit, and other high quality short-term debt instrument[2] . Although not subject to pre-clearance, Covered Funds listed on Exhibit D, are subject to reporting and a ban on short term trading, i.e. buying and selling within 90 days.

5.	MONITORING/ADMINISTRATION

The Jennison Associates’ Compliance Department will maintain and enforce this policy and the Chief Compliance Officer (“CCO”), or her designee(s), will be directly responsible for reasonably assuring for monitoring compliance with the policy. If such authority is delegated to another compliance professional, a means of reporting deficiencies to the CCO, with respect to any one of the policies as set forth in this combined document, must be established to ensure the
CCO is aware of all violations.
Requests for exceptions to the policy will be provided to the Jennison CCO or her designee and from time to time shared with the Prudential Personal Securities Trading Department and
Jennison Compliance Committees. While Jennison has primary responsibility to administer its own Personal Trading Policy, Prudential will assist Jennison by monitoring activity in Prudential mutual funds and variable annuities, as well as Jennison funds in Jennison Savings and Pension
Plans, and identifying violations to the ban on short term trading, as described in this policy.

As part of monitoring compliance with these policies, Compliance will employ various monitoring techniques, that may consist of but not limited to, reviewing personal securities transactions to determine whether the security was pre-cleared, compare personal securities requests against a firm-wide (includes affiliates of Prudential) or Jennison specific restricted list(s), receiving exception reporting to monitor Jennison 7 day black out period, as described above.

In addition, as indicated above, short term or market timing trading in any Covered Fund identified in Exhibit D, represents a significant conflict of interest for Jennison and Prudential.
Market timing any of these investment vehicles may suggest the use of inside information –
namely, knowledge of portfolio holdings or contemplated transactions – acquired or developed by an employee for personal gain. The use of such information constitutes a violation of the law that can lead to severe disciplinary action against Jennison and its senior officers. Therefore,

[2] “High Quality Short-Term Debt Instrument” means any instrument having a maturity at issuance of less tha n 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Agency (e.g.
Moody’s and S&P).

27

trading activity in certain Covered Funds will be subject to a heightened level of scrutiny.
Jennison employees who engage in short term trading of such funds can be subject to severe disciplinary action, leading up to and including possible termination.

6	.	PENALTIES FOR VIOLATIONS OF JENNISON ASSOCIATES’ PERSONAL
TRADING POLICIES

Violations of Jennison’s Personal Trading Policy and Procedures, while in most cases may be inadvertent, must not occur. It is important that every employee abide by the policies established by the
Board of Directors. Penalties will be assessed in accordance with the schedules set forth below. These, however, are minimum penalties. THE FIRM RESERVES THE RIGHT TO TAKE ANY
OTHER APPROPRIATE ACTION, INCLUDING BUT NOT LIMITED TO SUSPENSION OR
TERMINATION OF EMPLOYMENT.

All violations and penalties imposed will be reported to Jennison’s Compliance
Committee.

7	.	TYPE OF VIOLATION

		A)	PENALTIES FOR FAILURE TO SECURE PRE-APPROVAL

The minimum penalties for failure to pre-clear personal securities transactions include possible reversal of the trade, possible disgorgement of profits, possible suspension, possible reduction in discretionary bonus as well as the imposition of additional cash penalties to the extent permissible by applicable state law.

			1)	FAILURE TO PRE-CLEAR PURCHASE

Depending on the circumstances of the violation, the individual may be asked to reverse the trade (i.e., the securities must be sold). Any profits realized from the subsequent sale must be turned over to the firm. Please note: The sale or reversal of such trade must be submitted for pre-approval.

			2)	FAILURE TO PRE-CLEAR SALES THAT RESULT IN LONG-TERM
CAPITAL GAINS

Depending on the circumstances of the violation, the firm may require that profits realized from the sale of securities that are defined as “long-term capital gains” by
Internal Revenue Code (the “IRC”) section 1222 and the rules there under, as amended, to be turned over to the firm, subject to the following maximum amounts:

JALLC Position	Disgorgement Penalty*

Senior Vice Presidents, Managing	Realized long-term capital gain, up to
Directors and above	$10,000.00
Vice Presidents, Assistant Vice	Realized long-term capital gain, up to
Presidents and Principals	$5,000.00

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JALLC Position	Disgorgement Penalty*

All other JALLC Personnel	25% of the realized long-term gain,
irrespective of taxes, up to $3,000.00

* Penalties will be in the form of fines to the extent permissible by law, suspension, or the reduction of discretionary bonus.

3)	FAILURE TO PRE-CLEAR SALES THAT RESULT IN SHORT-TERM
CAPITAL GAINS

Depending on the nature of the violation, the firm may require that all profits realized from sales that result in profits that are defined as “short-term capital gains” by
IRC section 1222 and the rules there under, as amended, be disgorged irrespective of taxes. Please note, however, any profits that result from violating the ban on short-term trading profits are addressed in section 6.C), “Penalty for Violation of Short-Term
Trading Profit Rule.”

4)	ADDITIONAL CASH PENALTIES

	VP’s, Managing Directors	Other JALLC Personnel
	and Above*	including Principals*

First Offense	None/Warning	None/Warning
Second Offense	$1,000	$200
Third Offense	$2,000	$300
Fourth Offense	$3,000	$400
Fifth Offense	$4,000 & Automatic	$500 & Automatic
	Notification of the	Notification of the Board
	Board of Directors	of Directors

Notwithstanding the foregoing, Jennison reserves the right to notify the Board of
Directors for any violation.

Penalties shall be assessed over a rolling three year period. For example, if over a three year period (year 1 through year 3), a person had four violations, two in year 1, and one in each of the following years, the last violation in year 3 would be considered a fourth offense.
However, if in the subsequent year (year 4), the person only had one violation of the policy, this violation would be penalized at the third offense level because over the subsequent three year period (from year 2 through year 4), there were only three violations. Thus, if a person had no violations over a three year period, a subsequent offense would be considered a first offense, notwithstanding the fact that the person may have violated the policy prior to the three year period.

* Penalties will be in the form of fines to the extent permissible by law, suspension, or the reduction of discretionary bonus.

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B)	FAILURE TO COMPLY WITH REPORTING REQUIREMENTS

Such violations occur if Jennison does not receive a broker confirmation within ten (10)
business days following the end of the quarter in which a transaction occurs or if Jennison does not routinely receive brokerage statements. Evidence of written notices to brokers of Jennison’s requirement and assistance in resolving problems will be taken into consideration in determining the appropriateness of penalties.

	VP’s, Managing Directors	Other JALLC Personnel
	and Above *	including Principals*

First Offense	None/Warning	None/Warning
Second Offense	$200	$50
Third Offense	$500	$100
Fourth Offense	$600	$200
Fifth Offense	$700 & Automatic Notification	$300 & Automatic Notification
	of the Board	of the Board

* Penalties will be in the form of fines to the extent permissible by law, suspension, or the reduction of discretionary bonus.

Notwithstanding the foregoing, Jennison reserves the right to notify the Board of
Directors for any violation.

C)	PENALTY FOR VIOLATION OF SHORT-TERM TRADING PROFIT
RULE

Any profits realized from the purchase and sale or the sale and purchase of the same (or equivalent) securities within 60 calendar days and the purchase and sale within 90 calendar days for all Covered Funds that appear on Exhibit D, shall be disgorged to the firm. “Profits realized”
shall be calculated consistent with interpretations under section 16(b) of the Securities Exchange
Act of 1934, as amended, which requires matching any purchase and sale that occur with in a 60 calendar day period without regard to the order of the purchase or the sale during the period. As such, a person who sold a security and then repurchased the same (or equivalent) security would need to disgorge a profit if matching the purchase and the sale would result in a profit. The
LIFO standard will be applied when determining if any violations have occurred in the trading of a Prudential proprietary mutual fund or annuity or Jennison third party managed mutual fund or annuity, other than a money market fund, and whether the purchase and sale of such fund(s) has resulted in a profit or loss.

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D)	OTHER POLICY INFRINGEMENTS WILL BE DEALT WITH ON A
CASE-BY-CASE BASIS

Penalties will be commensurate with the severity of the violation.

Serious violations would include:

■ Failure to abide by the determination of the Jennison Compliance
Department.

■ Failure to submit pre-approval for securities in which Jennison actively trades.

■ Failure to comply with the ban on all short term trading, i.e. buying and selling or selling and buying the same or equivalent securities within 60 days and the buying and selling of the Covered Funds listed on Exhibit D within 90 days.

E)	DISGORGED PROFITS

Profits disgorged to the firm shall be donated to a charitable organization selected by the firm in the name of the firm. Such funds may be donated to such organization at such time as the firm determines.

8.	MISCELLANEOUS

A)	POLICIES AND PROCEDURES REVISIONS

These policies and procedures (Code of Ethics, Policy on Insider Trading and Personal
Trading Policy and Procedures) may be changed, amended or revised as frequently as necessary in order to accommodate any changes in operations or by operation of law. Any such change, amendment or revision may be made only by Jennison Compliance in consultation with the business groups or areas impacted by these procedures and consistent with applicable law. Such changes will be promptly distributed to all impacted personnel and entities.

B)	COMPLIANCE

The Jennison Chief Compliance Officer shall be responsible for the administration of this
Policy. Jennison Compliance continuously monitors for compliance with theses policies and procedures, as set forth herein, through its daily pre-clearance process and other means of monitoring, as described above in section 5, Monitoring/Administration. This data that is reviewed and our other means of monitoring ensure that employees are in compliance with the requirements of these policies and procedures. All material obtained during this review, including any analysis performed, reconciliations, violations (and the disposition thereof), exceptions granted is signed by compliance and retained in accordance with section 2, Personal
Transaction Reporting Requirements, above.

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In addition, this Code of Ethics, Policy on Insider Trading and Personal Trading Policy
will be reviewed annually for adequacy and effectiveness. Any required revisions will be made consistent with section A above.

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EXHIBIT A

COMPLIANCE AND REPORTING OF PERSONAL TRANSACTIONS MATRIX

		Required		If reportable,
		Pre-		minimum
		Approval Reportable		reporting
Investment Category/Method	Sub-Category	(Y/N)	(Y/N)	frequency
BONDS	Treasury Bills, Notes, Bonds	N	N	N/A
	Commercial Paper	N	N	N/A
	Other High Quality Short-Term Debt Instrument[3]	N	N	N/A
	Agency	N	Y	Quarterly
	Tax Free Auction Rate Securities	N	Y	Quarterly
	Non tax free Auction Rate Securities	Y	Y	Quarterly
	Corporates	Y	Y	Quarterly
	MBS	Y	Y	Quarterly
	ABS	Y	Y	Quarterly
	CMO’s	Y	Y	Quarterly
	Municipals	N	Y	Quarterly
	Convertibles	Y	Y	Quarterly
	Public Offering	Y	Y	Quarterly

STOCKS	Common	Y	Y	Quarterly
	Preferred	Y	Y	Quarterly
	Rights	Y	Y	Quarterly
	Warrants	Y	Y	Quarterly
	Initial, Secondary and Follow On Public Offerings	Y	Y	Quarterly
	Automatic Dividend Reinvestments	N	N	N/A
	Optional Dividend Reinvestments	Y	Y	Quarterly
	Direct Stock Purchase Plans with automatic	Y	Y	Quarterly
investments
	Employee Stock Purchase/Option Plan	Y*	Y	*

OPEN-END MUTUAL FUNDS	Affiliated Investments – see Exhibit D.	N	Y	Quarterly
AND ANNUITIES
	Non-Affiliated Funds, not managed by Jennison.	N	N	N/A

CLOSED END FUNDS,
UNIT INVESTMENT TRUSTS
and ETF	All Affiliated & Non-Affiliated Funds	N	Y	Quarterly
	Exchange Traded Funds (ETF)[4]	Y	Y	Quarterly
	Holders	Y	Y	Quarterly

DERIVATIVES	Any exchange traded, NASDAQ, or OTC option or
futures contract, including, but not limited to:
	Financial Futures	**	Y	Quarterly
	Commodity Futures	N	Y	Quarterly
	Options on Futures	**	Y	Quarterly
	Options on Securities	**	Y	Quarterly
	Non-Broad Based Index Options	Y	Y	Quarterly

[3] “High Quality Short-Term Debt Instrument” means any instrument having a maturity at issuance of less tha n 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Agency (Moody’s
and S&P).

* Pre-approval of the sales of securities or exercising of options acquired through employee stock purchase or employee stock option plans are required, except for the exercise of Prudential options (this exception does not apply to certain Designated Employees).
Holdings are required to be reported annually; transactions subject to pre-approval are required to be reported quarterly. Pre-approval is not required to participate in such plans, unless you are a Designated Employee.

[4] These securities which are effected on a broad based index as indicated on Exhibit B do not require pre-clearance.

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		Required		If reportable,
		Pre-		minimum
		Approval Reportable		reporting
Investment Category/Method	Sub-Category	(Y/N)	(Y/N)	frequency
DERIVATIVES (cont.)	Non Broad Based Index Futures Contracts	Y	Y	Quarterly
and Options on Non-Broad Based
Index Futures Contracts
	Broad Based Index Options[4]	N	Y	Quarterly
	Broad Based Index Futures Contracts and	N	Y	Quarterly
Options on Broad Based Index
Futures Contracts[4]

CURRENCY	Foreign Currency	N	N	N/A
	Any exchange traded currency trusts	N	Y	N/A

	Currency Options	N	Y	N/A
	Currency Futures	N	Y	N/A
	Currency Forwards	N	Y	N/A
	Currency ETFs	N	Y	N/A

LIMITED PARTNERSHIPS,
PRIVATE PLACEMENTS,
& PRIVATE
INVESTMENTS		Y	Y	Quarterly

VOLUNTARY TENDER		Y	Y	Quarterly
OFFERS

MANAGED ACCOUNT	Employee Directed Portfolio Transactions	Y	Y	Quarterly
PROGARMS

** Pre-approval of a personal derivative securities transaction is required if the underlying security requires pre-approval.

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EXHIBIT B

BROAD-BASED INDICES

Barclays Capital U.S. Aggregate Index
CBOE Mini-NDX (1 tenth value of NDX Index)
CBOE Dow Jones Industrial Volatility Index
CBOE Volatility Index
CBOE Nasdaq Volatility Index
FTSE All-World ex US Index
iBoxx $ Liquid Investment Grade Index
iShares Lehman TIPS
MSCI U.S. Broad Based Market Index
MSCI EAFE
MSCI Emerging Markets
NASDAQ- 100
Russell 3000 Growth
Russell 3000 Value
Russell 3000
Russell 1000
Russell 1000 Growth
Russell 1000 Value
Russell Midcap Growth
Russell Midcap
Russell Midcap Value
Russell 2000
Russell 2000 Value
Russell 2000 Growth
S&P 500 Index
S&P Small Cap 600
S&P Midcap 400
Treasury Indices – any index comprised of Treasury
securities

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EXHIBIT C

OTHER PERSONS DEFINED BY JENNISON AS ACCESS PERSONS

The following groups of persons have been defined by Jennison as Access Persons because these are individuals who, in connection with his or her regular functions or duties obtain information regarding the purchase or sale of investments by Jennison on behalf of its clients. These individuals or groups of individuals are identified on this Exhibit C and will be required to comply with such policies and procedures that Jennison deems necessary as specified on this Exhibit.

1.	Jennison Directors and Officers who are Prudential Employees

Jennison recognizes that a Jennison director or officer who is employed by Prudential
(“Prudential Director or Officer”) may be subject to the Prudential Personal Securities Trading Policy
(“Prudential’s Policy”), a copy of which and any amendments thereto shall have been made available to
Jennison’s Compliance Department. A Prudential Director or Officer does not need to obtain pre-
clearance from Jennison’s Compliance Department; provided that the Prudential Director or Officer does not otherwise have access to current Jennison trading activity.

For purposes of the recordkeeping requirements of this Policy, Prudential Directors and Officers are required to comply with Prudential’s Policy. Prudential will provide an annual representation to the
Jennison Compliance Department, with respect to employees subject to the Prudential Policy, that the employee has complied with the recordkeeping and other procedures of Prudential’s Policy during the most recent calendar year. If there have been any violations of Prudential’s Policy by such employee,
Prudential will submit a detailed report of such violations and what remedial action, if any was taken. If an employee is not subject to the Prudential Policy, Prudential will provide a certification that the employee is not subject to the Prudential Policy.

2.	Outside Consultants and Independent Contractors

Outside Consultants and Independent Contractors who work on-site at Jennison and who in connection with his or her regular functions or duties obtain information regarding the purchase or sale of investments in portfolios managed by Jennison will be subject to such policies and procedures as determined by Jennison.

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EXHIBIT D

JENNISON AND PRUDENTIAL MANAGED MUTUAL FUNDS and VARIABLE ANNUITIES
(Also known as Covered Funds)

A. Jennison Third Party Managed Funds

MUTUAL FUNDS
Harbor Funds – Harbor Capital Appreciation Fund
John Hancock Funds II – Capital Appreciation Fund
Northern Multi-Manager Large Cap Fund
SEI Long Duration Fund
The Hirtle Callaghan Trust – The Growth Equity Portfolio
The Hirtle Callaghan Trust – The Institutional Growth Equity Portfolio
Transamerica Funds – Transamerica Jennison Growth Fund
Transamerica Partners Large Growth Fund
Vanguard Morgan Growth Fund
Vanguard Growth Equity Fund

FUND OPTIONS AVAILABLE IN VARIABLE ANNUITY & INSURANCE PRODUCTS
Transamerica Series Trust – Transamerica Jennison Growth VP
John Hancock Trust – Capital Appreciation Trust
Metropolitan Series Fund, Inc. – Jennison Growth Portfolio
Ohio National Fund, Inc. – Capital Appreciation Portfolio
Pacific Select Fund – Health Sciences Portfolio
US Allianz Variable Insurance Product Trust – USAZ Jennison 20/20 Focus Fund

B. Prudential Proprietary Mutual Funds and Annuities

MUTUAL FUNDS
All funds in the Advanced Series Trust Fund Family
All funds in the JennisonDryden Fund Family (except Dryden Ultra Short Bond Fund)
All funds in the Prudential Series Fund Family
Prudential’s Gibraltar Fund

VARIABLE ANNUITIES
The Prudential Variable Contract 2
The Prudential Variable Contract 10
The Prudential Variable Contract 11

This Exhibit D may change from time to time and may not always be up-to-date. If you are not sure whether or not you either hold or anticipate purchasing a mutual fund that is either affiliated with Prudential, managed by Jennison, or is a variable annuity, please contact Compliance.

Last update September 30, 2009.

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